Exhibit 99.1

Contact:Anthony D. Ishaug

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES SECOND QUARTER RESULTS

Minneapolis, MN (July 15, 2025)  -  Winmark Corporation (Nasdaq: WINA) announced today net income for the quarter ended June 28, 2025 of $10,601,200 or $2.89 per share diluted compared to net income of $10,431,400 or $2.85 per share diluted in 2024. For the six months ended June 28, 2025, net income was $20,557,600 or $5.60 per share diluted compared to net income of $19,250,400 or $5.26 per share diluted for the same period last year.

“Sales performance for our franchise partners across all brands increased during the quarter,” stated Brett D. Heffes, Chair and Chief Executive Officer. “It is a dynamic time for the resale industry. Winmark has and will continue to make significant investments in operations, technology, marketing and innovation to enhance our leadership position in the industry.”

Winmark - the Resale Company®, is a nationally recognized franchisor focused on sustainability and small business formation.  We champion and guide entrepreneurs interested in operating one of our award winning resale franchises: Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  At June 28, 2025, there were 1,371 franchises in operation and over 2,800 available territories.  An additional 77 franchises have been awarded but are not open.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WINMARK CORPORATION

CONDENSED BALANCE SHEETS

(Unaudited)

	June 28, 2025	December 28, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$28,765,200	$12,189,800
Restricted cash	165,000	140,000
Receivables, net	1,707,900	1,336,400
Income tax receivable	466,600	96,400
Inventories	362,100	397,600
Prepaid expenses	732,800	1,205,400
Total current assets	32,199,600	15,365,600

Property and equipment, net	1,329,000	1,419,400
Operating lease right of use asset	1,942,400	2,108,700
Intangible assets, net	2,463,300	2,640,300
Goodwill	607,500	607,500
Other assets	505,500	491,200
Deferred income taxes	4,125,400	4,211,800
	$43,172,700	$26,844,500

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$1,190,300	$1,562,000
Accrued liabilities	4,148,600	1,866,200
Deferred revenue	1,668,300	1,659,700
Total current liabilities	7,007,200	5,087,900
Long-Term Liabilities:
Line of credit/Term loan	30,000,000	30,000,000
Notes payable, net	29,951,900	29,942,800
Deferred revenue	8,334,700	8,027,600
Operating lease liabilities	2,763,800	3,092,800
Other liabilities	1,955,000	1,739,500
Total long-term liabilities	73,005,400	72,802,700
Shareholders’ Equity (Deficit):
Common stock, no par, 10,000,000 shares authorized, 3,548,458 and 3,539,744 shares issued and outstanding	15,023,600	14,790,500
Retained earnings (accumulated deficit)	(51,863,500)	(65,836,600)
Total shareholders’ equity (deficit)	(36,839,900)	(51,046,100)
	$43,172,700	$26,844,500

Winmark Corporation

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Revenue:
Royalties	$18,662,100	$17,774,500	$36,436,700	$35,043,200
Leasing income	46,600	524,400	2,354,500	1,361,200
Merchandise sales	803,600	925,500	1,744,900	2,036,000
Franchise fees	338,400	366,900	670,400	731,500
Other	566,100	529,200	1,129,900	1,058,300
Total revenue	20,416,800	20,120,500	42,336,400	40,230,200
Cost of merchandise sold	766,500	861,100	1,654,800	1,900,100
Leasing expense	—	—	—	36,600
Provision for credit losses	—	—	—	(1,500)
Selling, general and administrative expenses	6,589,200	6,241,800	14,024,000	13,059,200
Income from operations	13,061,100	13,017,600	26,657,600	25,235,800
Interest expense	(609,800)	(721,400)	(1,223,600)	(1,459,200)
Interest and other income	254,600	280,800	404,400	468,800
Income before income taxes	12,705,900	12,577,000	25,838,400	24,245,400
Provision for income taxes	(2,104,700)	(2,145,600)	(5,280,800)	(4,995,000)
Net income	$10,601,200	$10,431,400	$20,557,600	$19,250,400
Earnings per share - basic	$3.00	$2.97	$5.81	$5.49
Earnings per share - diluted	$2.89	$2.85	$5.60	$5.26
Weighted average shares outstanding - basic	3,539,437	3,513,788	3,539,042	3,505,526
Weighted average shares outstanding - diluted	3,673,135	3,657,439	3,673,039	3,659,405

Winmark Corporation

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 28, 2025	June 29, 2024
OPERATING ACTIVITIES:
Net income	$20,557,600	$19,250,400
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	196,300	224,300
Amortization of intangible assets	177,000	177,000
Provision for credit losses	—	(1,500)
Compensation expense related to stock options	1,065,600	940,500
Deferred income taxes	86,400	135,100
Operating lease right of use asset amortization	166,400	150,300
Tax benefits on exercised stock options	971,200	943,400
Change in operating assets and liabilities:
Receivables	(371,500)	(136,100)
Principal collections on lease receivables	—	96,300
Income tax receivable/payable	(1,341,400)	(1,567,800)
Inventories	35,500	117,900
Prepaid expenses	472,500	371,300
Other assets	(14,300)	(8,200)
Accounts payable	(371,700)	(240,700)
Accrued and other liabilities	2,178,000	940,300
Rents received in advance and security deposits	—	(19,700)
Deferred revenue	315,700	213,200
Net cash provided by operating activities	24,123,300	21,586,000
INVESTING ACTIVITIES:
Purchase of property and equipment	(105,900)	(190,600)
Net cash used for investing activities	(105,900)	(190,600)
FINANCING ACTIVITIES:
Payments on notes payable	—	(2,125,000)
Repurchases of common stock	(2,418,700)	—
Proceeds from exercises of stock options	1,586,300	2,704,200
Dividends paid	(6,584,600)	(5,963,700)
Net cash used for financing activities	(7,417,000)	(5,384,500)
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	16,600,400	16,010,900
Cash, cash equivalents and restricted cash, beginning of period	12,329,800	13,386,500
Cash, cash equivalents and restricted cash, end of period	$28,930,200	$29,397,400
SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$1,207,800	$1,448,400
Cash paid for income taxes	$5,368,500	$5,484,400

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Condensed Balance Sheets to the total of the same amounts shown above:
	Six Months Ended
	June 28, 2025	June 29, 2024
Cash and cash equivalents	$28,765,200	$29,397,400
Restricted cash	165,000	—
Total cash, cash equivalents and restricted cash	$28,930,200	$29,397,400